Exhibit 99.1

News Release

P. O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS AUTHORIZES STOCK REPURCHASE

WINCHESTER, Virginia (November 26, 2013) – American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second fiscal quarter ended October 31, 2013.

Net sales for the second fiscal quarter increased 19% to $190.5 million compared with the same quarter of the prior fiscal year.  Net sales for the first six months of the current fiscal year increased 20% to $368.6 million from the comparable period of the prior fiscal year.  The Company experienced growth in both remodeling and new construction during the second quarter of fiscal year 2014, with new construction growth in excess of 40%.

Net income was $5.3 million ($0.34 per diluted share) and $11.9 million ($0.77 per diluted share) for the three months and six months, respectively, of the current fiscal year compared with $2.0 million ($0.13 per diluted share) and $2.5 million ($0.17 per diluted share) for the three months and six months, respectively, of the prior fiscal year.  Exclusive of after-tax restructuring charges and insurance proceeds, the Company generated $5.3 million ($0.34 per diluted share) and $11.9 million ($0.77 per diluted share) of net income for the three months and six months, respectively, of the current fiscal year compared with $1.8 million ($0.12 per diluted share) and $2.8 million ($0.19 per diluted share) for the three months and six months, respectively, of the prior fiscal year.

Gross profit for the second quarter of the current fiscal year was 16.9% of net sales compared with 15.5% in the same quarter of the prior year.  Gross profit for the first six months of the current fiscal year was 17.9% of net sales compared with 15.2% for the same period in the prior year.  Gross profit in both the three month and six month periods was favorably impacted by higher sales volume and improved operating efficiencies.  This favorability was partially offset by rising material costs and payments earned by employees under the Company’s pay-for-performance plans.

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AMWD Announces Second Quarter Results

November  26, 2013

Selling, general and administrative costs for the second quarter of the current fiscal year were 12.3% of net sales compared with 13.5% in the same quarter of the prior year.  Selling, general and administrative costs for the first six months of the current fiscal year were 12.5% of net sales compared with 13.6% for the same period in the prior year.  The improvement in the Company’s operating expense ratio in both periods was driven by favorable leverage from increased sales, expense controls, and cost savings from modifications to the Company’s retirement programs.  This favorability was partially offset by increases in variable costs related to higher sales activity and increased performance-based compensation.

The Company generated net cash from operating activities of $15.8 million during the first six months of fiscal year 2014 compared with $(2.2) million during the same period in the prior year.  The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and timing associated with the payment of various accrued liabilities.  Net cash used by investing activities increased to $5.8 million during the first six months of the current fiscal year compared with $1.1 million during the same period of the prior year due primarily to proceeds from asset sales in the prior year which did not reoccur in the current fiscal year.

The Board of Directors has authorized a stock repurchase program of up to $10 million of the Company’s outstanding common shares, replacing all prior programs which have been terminated.  Regarding the repurchase program, Kent Guichard, Chairman and Chief Executive Officer, commented, “After reviewing the Company’s current program, the Board made the decision that smaller authorizations would provide more timely information regarding the distribution of cash to our shareholders.  Going forward, the Board will approve repurchase authorizations that are most likely to occur within the following twelve months.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Second Quarter Results

November  26, 2013

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2013	2012	2013	2012

Net Sales	$190,532	$159,760	$368,627	$308,012
Cost of Sales & Distribution	158,258	134,966	302,638	261,175
Gross Profit	32,274	24,794	65,989	46,837
Sales & Marketing Expense	15,867	14,973	30,351	29,493
G&A Expense	7,590	6,624	15,991	12,263
Restructuring Charges	31	84	113	861
Insurance Proceeds	0	(399)	(94)	(399)
Operating Income	8,786	3,512	19,628	4,619
Interest & Other (Income) Expense	155	141	315	233
Income Tax Expense	3,360	1,421	7,387	1,875
Net Income	$5,271	$1,950	$11,926	$2,511

Earnings Per Share:
Weighted Average Shares
Outstanding - Diluted	15,581,605	14,677,640	15,479,180	14,626,899

Income Per Diluted Share	$0.34	$0.13	$0.77	$0.17

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AMWD Announces Second Quarter Results

November  26, 2013

Condensed Consolidated Balance Sheet

	October 31	April 30
	2013	2013

Cash & Cash Equivalents	$118,504	$96,971
Customer Receivables	49,159	39,044
Inventories	31,131	29,338
Other Current Assets	11,749	12,565
Total Current Assets	210,543	177,918
Property, Plant & Equipment	73,774	74,064
Other Assets	40,523	42,011
Total Assets	$324,840	$293,993

Current Portion - Long-Term Debt	$1,317	$1,155
Accounts Payable & Accrued Expenses	73,325	67,953
Total Current Liabilities	74,642	69,108
Long-Term Debt	23,650	23,594
Other Liabilities	53,753	55,096
Total Liabilities	152,045	147,798
Stockholders' Equity	172,795	146,195
Total Liabilities & Stockholders' Equity	$324,840	$293,993

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2013	2012

Net Cash Provided (Used) by Operating Activities	$15,812	$(2,153)
Net Cash Used by Investing Activities	(5,796)	(1,081)
Free Cash Flow	10,016	(3,234)

Net Cash Provided (Used) by Financing Activities	11,517	(336)
Net Increase (Decrease) in Cash and Cash Equivalents	21,533	(3,570)
Cash and Cash Equivalents, Beginning of Period	96,971	66,620

Cash and Cash Equivalents, End of Period	$118,504	$63,050

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